MTBC Investor Fact Sheet – September 2018

MTBC A Unique Healthcare IT Company® .com

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-227524
September 25, 2018

Transaction Overview

Issuer	Medical Transcription Billing, Corp.
Exchange: Symbol	NASDAQ Capital Market: MTBCP
Shares Offered	11% Series A Cumulative Redeemable Perpetual Preferred Stock
Dividends	Payable on the 15th day of each month
Offering Price	$25.00 per share
Redemption	Redeemable after November 4, 2020 at $25.00 per share
Offering Size	$25,000,000
Use of Proceeds	Working capital, general corporate purposes and growth initiatives, including potential future acquisitions
Placement Agents	• H.C. Wainwright & Co. • Boenning & Scattergood • Chapin Davis Investments

Market Info*

Common Stock

- NASDAQ: MTBC
- Price: $4.94
- Market cap: $58.4 million
- Shares outstanding: 11,829,758
- Insiders: 50.1%

Preferred Stock

- NASDAQ: MTBCP
- Price: $27.75
- Dividend: 11% of par value ($25.00), paid monthly
- Equity value: $42.6 million
- Shares outstanding: 1,536,289

*As of September 25, 2018

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions and related business services to healthcare providers


Rapid growth: 35% CAGR over 5 years
Profitable, generating positive cash from operations
Healthcare information technology company
Scalable, cost-efficient model
Predictable recurring revenue
Large, highly fragmented market

- Completed 12 acquisitions since our IPO in July 2014
- Positive adjusted EBITDA for last 5 quarters
- Proprietary, fully integrated, SaaS and service solution
- Cloud-based software and cost-effective global team
- 95% revenue visibility at the beginning of each quarter
- Consolidator in the highly fragmented healthcare IT market

MTBC Integrated Solution

mHealth Extends the core components of the platform to the mobile environment.


MT
BC

EHR Electronic Health Records Allows physicians to create and review electronic clinical charts online.

Practice Management Automates the labor-intensive workflow of medical offices in a unified and streamlined platform.

Revenue Cycle Management Improves medical reimbursement process to accelerate and increase collections, reduce errors in submissions and streamline workflow.



MTBC iRx



MTBC Patient Portal



MTBC talkEHR

mHealth • EHR • PM • RCM | A Fully Integrated Practice Solution

MTBC Investor Fact Sheet – September 2018

A Unique Healthcare IT Company

Leadership Team

Mahmud Haq – *Executive Chairman*
- Former CEO of Compass International Services (Nasdaq: CMPS) and VP of Global Risk Management, American Express

Stephen Snyder – *Chief Executive Officer and Director*
- Joined MTBC in 2005. Attorney for 17 years with M&A and healthcare law experience. J.D. Rutgers School of Law

Bill Korn – *Chief Financial Officer*
- Joined MTBC in 2013. 10 year IBM executive, part of the team that created IBM's successful services strategy in the 1990's. A.B. Economics, Harvard College. M.B.A. Harvard Business School

A. Hadi Chaudhry – *President*
- Joined MTBC in 2002. Previously in various roles in banking & IT sectors, holds numerous information technology certifications

Revenue Growth

($ in millions)



$50
$40
$30
$20
$10
$0
CAGR: 36%
$10.5
$18.3
$23.1
$24.5
$31.8
$49-50
2013
2014
2015
2016
2017
2018 Guidance
2018: 1H Actual 2H Guidance Range

Board of Directors

Howard Clark, Jr.
- Former CFO of American Express
- Former CEO, Chairman and Vice Chairman of Shearson Lehman Bros.

Anne Busquet
- Board member, Pitney Bowes, Intercontinental Hotels
- Former President, American Express Interactive Services

John Daly
- Former EVP and Director of E.F. Hutton & Company

Cameron Munter
- President and CEO East-West Institute
- Former U.S. Ambassador to Pakistan

Management plus Board owns 50% of MTBC's common stock

Recent News

- **November 2015 & July 2016** – $7.4 million of Series A Preferred Stock



- **October 2016** – MediGain: Largest acquisition pre-Orion
- **May 2017** – Enhanced MTBC Patient portal app
- **June 2017** – Initial launch of talkEHR
- **Jan-December 2017** – 30% revenue growth, record EBITDA
- **June 2017 – April 2018** – Nasdaq: $29 million additional Series A Preferred Stock
- **October 2017** – svb (Silicon Valley Bank): $10 million revolving line of credit
- **July 2018** – Launched Artificial Intelligence features supported by Allison, a voice-activated virtual assistant
- **July 2018** – ORION HEALTHCORP: Largest acquisition to date.

Acquisitions

- Acquire RCM companies and complementary businesses
- Migrate customers to, or develop interfaces with, MTBC platform
- Leverage lower costs into EBITDA growth

Organic Growth

- Relationships with software vendors
- Traditional sales and marketing

Statement about Free Writing Prospectus

MTBC has filed a registration statement with the SEC on Form S-1, Commission File No. 333-227524, for the offering to which this Fact Sheet relates. The registration statement (including the prospectus) can be accessed through the following link:
https://www.sec.gov/Archives/edgar/data/1582982/000149315218013723/forms-1.htm

Before you invest, you should read the registration statement, prospectus supplement and other documents MTBC has filed with the SEC for more complete information about MTBC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or on MTBC's investor relations web site at ir.mtbc.com. Alternatively, MTBC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bill Korn at (732) 873-5133 x 133 or emailing bkorn@MTBC.com.

This Fact Sheet contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct.

Although we believe that the expectations reflected in the forward-looking statements contained in this Fact Sheet are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The statements in this Fact Sheet are made as of the date of this Fact Sheet, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

MTBC Contact:

***Bill Korn**, Chief Financial Officer*
Medical Transcription Billing, Corp.
7 Clyde Road, Somerset, NJ 08873

(732) 873-5133 x 133
bkorn@mtbc.com